Exhibit 99.1

For release: October 31, 2017	Contact: Brian Dingerdissen
Investor Relations
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Stacey Hajdak
Marketing & Communications
O: 610.520.6309
SMHajdak@AquaAmerica.com

AQUA AMERICA REPORTS FINANCIAL RESULTS FOR THIRD QUARTER

•	Earnings per share increased 4.9 percent to $0.43 vs. $0.41 in 2016

•	Signs agreement to acquire 3,800-connection municipal wastewater system

Bryn Mawr, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the third quarter ending September 30, 2017.

Operating results

For the third quarter 2017, Aqua America reported net income of $76.2 million, a 4.2 percent increase compared to $73.2 million reported in the same quarter of 2016. Earnings per diluted common share were $0.43 for the quarter, an increase of 4.9 percent compared to $0.41 in 2016.

Revenues for the quarter were $215 million, a decrease of 5.1 percent compared to $226.6 million in the third quarter of 2016. Revenues decreased due to lower water consumption in the third quarter and a decrease in market-based activities revenue of $3.4 million due to the sales of business units. Regulated segment revenues decreased 3.7 percent to $214 million from $222.2 million, reflecting lower water consumption due to wet weather experienced in more than half the company’s operating divisions, offset by an increase in water rates and customer growth.

Operations and maintenance expenses decreased $11.8 million or 14.8 percent to $68 million for the third quarter of 2017 compared to $79.8 million in the third quarter of 2016. Divestitures in market-based activities, lower production expenses and employee-related expenses collectively reduced operating expenses by $11.4 million in the quarter.

“Management continues to deliver solid results by maintaining operational excellence with a focus on delivering safe and reliable service to customers throughout our eight-state footprint,” said Aqua America President and CEO Christopher Franklin. “We continue to prudently invest in infrastructure, while maintaining our position as one of the most efficient utilities in the nation, which ultimately benefits the customers and communities we are privileged to serve.”

For the nine months ending September 30, 2017, the company reported net income of $186.3 million. Earnings per diluted common share were $1.05 in 2017 compared to $1.04 in the first nine months of 2016. Year to date, the company reported revenues of $606.2 million compared to $623.1 million in 2016, with the divestitures of market-based activities accounting for the majority of the revenue decline. Year to date regulated revenues decreased to $602.3 million from $606.3 million in the prior year. Operations and maintenance expenses for the first nine months of 2017 decreased by 8.5 percent to $208.0 million compared to $227.3 million in 2016. Regulated operations and maintenance expenses were $210.8 million in 2017, a 0.4 percent decrease compared to 2016.

Acquisition growth in regulated operations

Aqua added approximately 1,000 customer connections through acquisitions in Pennsylvania and Indiana so far in 2017. In total, acquisitions and organic customer growth have increased the company’s customer base by approximately 0.8 percent thus far in 2017.

“We added a fifth municipal acquisition to the four we previously announced as being under contract,” noted Franklin. “This municipal wastewater system has roughly 3,800 customers and is expected to close in 2018. Combined with Tobyhanna, a municipal wastewater system in Pennsylvania that closed earlier this year, these six municipal acquisitions represent a purchase price of approximately $150 million and nearly 15,700 customers that we will welcome into the Aqua family.”

Franklin underscored the role Aqua can play in being a solution for the nation’s infrastructure challenges. “The municipal transactions we have under agreement demonstrate the value our financial strength and operational excellence can bring to smaller and mid-sized municipalities that may have infrastructure challenges, lack the operational expertise to continue operating the system, or simply want to consolidate their system with a larger more qualified provider. While some of these deals may not close until 2018, we are experiencing an increased interest in consolidation in working together with municipal partners,” said Franklin.

Dividend

On October 26, 2017, Aqua America’s board of directors declared a quarterly cash dividend of $0.2047 per share of common stock. This dividend will be payable on December 1, 2017 to shareholders of record on November 17, 2017. Aqua has paid a consecutive quarterly dividend for the last 72 years.

Capital expenditures

Aqua invested $337.7 million in the first nine months of the year to improve its infrastructure systems. The company expects to invest more than $450 million in 2017 and more than $1.2 billion through 2019. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping the company continue to protect and provide Earth’s most essential resource.

Rate activity

To date in 2017, the company’s state subsidiaries in Indiana, Illinois, New Jersey, North Carolina, Pennsylvania, and Ohio have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $21.4 million.

Additionally, the company currently has rate or surcharge proceedings pending in Illinois, North Carolina and Virginia collectively totaling $14.1 million.

Financial information

At quarter-end, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.36 percent and the company had $298.1 million available on its credit lines.

2017 guidance

Aqua America’s current guidance for 2017:

•	Earnings per diluted common share of $1.34 to $1.39

•	Same-system operations and maintenance expenses increase less than 2 percent

•	More than $450 million in infrastructure improvements in 2017 for communities served by Aqua

•	More than $1.2 billion in infrastructure improvements planned through 2019 in existing operations to improve and strengthen systems

•	Aqua Pennsylvania, as expected, filed and initiated a distribution system improvement charge effective October 1, 2017 and a rate case filing remains likely in 2018, with resolution expected in 2019

•	Total customer growth of 1.5 to 2 percent

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: November 1, 2017

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 9598365

The company’s conference call with financial analysts will take place on Wednesday, November 1, 2017 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 1, 2017 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9598365). International callers can dial +1 719.457.0820 (pass code 9598365).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2017; the projected total customer growth for 2017; the company’s expected same-system operations and maintenance expense increase for the fiscal year ending in 2017; the anticipated amount of capital investment in 2017; the anticipated amount of capital investment from 2017 through 2019; and, the company’s expected filing of a Pennsylvania rate case in 2018. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program, the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close the five municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize its water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Pennsylvania rate filing; the company’s ability to successfully complete its Pennsylvania rate filing in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation—and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues	$215,008	$226,593	$606,213	$623,076

Operations and maintenance expense	$67,982	$79,812	$207,963	$227,347

Regulated segment:
Operating revenues	$214,032	$222,231	$602,341	$606,323

Operations and maintenance expense	$70,772	$73,013	$210,842	$210,014

Net income	$76,225	$73,170	$186,265	$184,533

Basic net income per common share	$0.43	$0.41	$1.05	$1.04
Diluted net income per common share	$0.43	$0.41	$1.05	$1.04

Basic average common shares outstanding	177,660	177,336	177,583	177,243
Diluted average common shares outstanding	178,124	177,817	178,103	177,781

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues	$215,008	$226,593	$606,213	$623,076

Cost & expenses:
Operations and maintenance	67,982	79,812	207,963	227,347
Depreciation	34,264	33,881	101,508	97,645
Amortization	42	389	358	1,367
Taxes other than income taxes	15,234	14,712	44,390	43,094

Total	117,522	128,794	354,219	369,453

Operating income	97,486	97,799	251,994	253,623

Other expense (income):
Interest expense, net	22,411	20,168	65,124	60,136
Allowance for funds used during construction	(3,914)	(2,267)	(10,570)	(6,446)
Gain on sale of other assets	(43)	(62)	(322)	(390)
Equity earnings in joint venture	(593)	(1,621)	(402)	(1,143)

Income before income taxes	79,625	81,581	198,164	201,466
Provision for income taxes	3,400	8,411	11,899	16,933

Net income	$76,225	$73,170	$186,265	$184,533

Net income per common share:
Basic	$0.43	$0.41	$1.05	$1.04
Diluted	$0.43	$0.41	$1.05	$1.04

Average common shares outstanding:
Basic	177,660	177,336	177,583	177,243

Diluted	178,124	177,817	178,103	177,781

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30, 2017	December 31, 2016
Net property, plant and equipment	$5,276,474	$5,001,615
Current assets	138,342	128,650
Regulatory assets and other assets	1,130,565	1,028,726

Total assets	$6,545,381	$6,158,991

Total equity	$1,938,265	$1,850,068
Long-term debt, excluding current portion, net of debt issuance costs	1,952,473	1,737,605
Current portion of long-term debt and loans payable	105,694	157,206
Other current liabilities	147,256	144,330
Deferred credits and other liabilities	2,401,693	2,269,782

Total liabilities and equity	$6,545,381	$6,158,991